SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 Current Report
          Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                     February 3, 1998 (Date of earliest event reported)

                           CORNERSTONE PROPERTIES INC.
             (Exact name of registrant as specified in its charter)

            Nevada                  0-10421            74-2170858
(State or other jurisdiction of   (Commission        (IRS Employer
        incorporation)           File Number)      Identification No.)

                           Cornerstone Properties Inc.
                              126 East 56th Street
                               New York, NY 10022
                    (Address of principal executive offices)

                                       (212) 605-7100
                              (Registrant's telephone number,
                              including area code)

Item 5. Other Events
        ------------
        The press release issued by the Registrant, dated February 3, 1998, a copy of which is included with this Form 8-K as Exhibit 99, is incorporated herein by reference.


Item 7. Financial Statements and Exhibits
        ---------------------------------
        (c) Exhibits
            Exhibit 99 - Press release, dated February 3, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           CORNERSTONE PROPERTIES INC.
                               (Registrant)

                           By: /s/John S. Moody.
                                  John S. Moody, Chairman and
                                  Chief Executive Officer

                                  Date:  February 5, 1998


                           By: /s/Kevin P. Mahoney.
                                  Kevin P. Mahoney, Chief Financial Officer

                                  Date:  February 5, 1998

EXHIBIT 99

                   CORNERSTONE PROPERTIES PRICES PUBLIC OFFERING OF 12.5

                     MILLION SHARES OF COMMON STOCK AT $18.25 PER SHARE



New York, NY (February 3, 1998) - Cornerstone Properties Inc. (NYSE:CPP) announced today the public offering of 12.5 million shares of common stock at a price of $18.25 per share. Merrill Lynch & Co. was the lead manager of the underwriting group and BT Alex. Brown, Lazard Freres & Co. LLC, Lehman Brothers, Morgan Stanley Dean Witter, NationsBanc Montgomery Securities LLC, and Solomon Smith Barney served as co-managers. The sale raised $215,437,500 for the Company after fees. Under the terms of the offering, the underwriters have a 30-day option to purchase up to 1,875,000 additional shares of stock solely to cover over-allotments. Delivery is scheduled for February 6, 1998.

The Company intends to use the net proceeds to repay borrowings under its line of credit incurred as the result of recent acquisitions.

A copy of the prospectus related to the offering may be obtained from Merrill Lynch & Co., World Financial Center, 250 Vesey Street, New York, NY 10281.

Cornerstone Properties Inc. is a self-advised equity real estate investment trust (REIT) investing exclusively in Class A quality office properties in prime locations in major metropolitan areas and central business districts. The Company, through its subsidiaries, currently owns 19 Class A quality office properties throughout the United States totaling 10.9 million rentable square feet. Headquartered in New York City, the Company's stock is traded on the New York Stock Exchange under the ticker symbol CPP.